Exhibit 10.16

March     , 2013

Ronald Z. Frieman

Chief Financial Officer

DS Waters of America, Inc.

5660 New Northside Drive, Suite 500

Atlanta, Georgia 30328

RE:	Amended Severance Letter

Dear Ron:

Reference is made to the Change of Control/Severance Payment letter between you and DS Waters of America, Inc. (“DS Waters”) dated April 20, 2011 (the “Prior Severance Letter”). As a result of the occurrence of a covered Change of Control as the term is defined under the Prior Severance Letter, this letter confirms the agreement of DS Waters to pay you a one-time severance payment upon the following terms and conditions:

1.	Severance Payment. The severance payment will be in the amount equal to your annual base salary at the time you are Terminated Without Cause (as defined in Schedule A), less applicable deductions for taxes and other withholding amounts (the “Severance Payment”).

2.	Termination Without Cause. The Severance Payment shall only be payable to you in circumstances where you have been “Terminated Without Cause” (as the term is defined in Schedule A attached hereto).

3.	Release. After the occurrence of the conditions described in paragraph 2 above, the Severance Payment will be paid to you in a lump sum no later than 60 days after your termination date and within 5 days after the release described below becomes effective and is no longer subject to revocation (the “Payment Date”), provided that, to the extent the Severance Payment is subject to Code Section 409A, if the date of execution of the release could result in the Payment Date occurring in either the calendar year in which your termination date occurs or the following calendar year, the Payment Date shall be on the first payroll date occurring in such following calendar year. The Severance Payment shall not be payable unless and until you execute and deliver a full and final release of claims against DS Waters, its affiliates, subsidiaries, officers and directors, in accordance with DS Waters’

standard practice for severance payments in a form attached hereto as Exhibit A, that is no longer subject to revocation in accordance with applicable law on the Payment Date; and provided, further, that such release will not require you to waive any rights related to vested stock options, Transaction Management Incentive Plan Payments or other vested equity grants issued by DS Waters or its affiliates.

4.	Section 280G. The Board of Directors of the Company agree to recommend and submit to the shareholders of the Company for their approval, (i) the potential Severance Payment payable under this letter and (ii) the potential payments to you and other executives under the Company Transaction Management Incentive Plan (“TMIP”), in accordance with and in a manner intended to comply with the shareholder approval exemption under Section 280G(b)(5) of the Internal Revenue Code of 1986 (the “Code”). If the shareholders do not approve the payments or if for any other reason, any payments under this agreement or any other agreement to which you are a party would constitute “excess parachute payments” for purposes of Section 280G of the Code, such payments shall be reduced such that the amount of such payments equals 299% of your “base amount” (as defined in Code Section 280G) and no excise tax would be owed under Code Section 4999; provided that no such reduction shall occur if, following such reduction, the total after-tax amount of all such excess parachute payments does not equal or exceed the total after-tax amount of all such excess parachute payments that you would have received, on an after-tax basis (and after giving effect to any excise taxes), had no such reduction been made.

5.	Section 409A. This letter agreement and the payments hereunder are intended to be exempt from Code Section 409A and shall be interpreted and administered in accordance with such intent. If, notwithstanding such intent, any payment under this agreement constitutes nonqualified deferred compensation subject to Section 409A, then in no event will the timing of your execution of the release, directly or indirectly, result in your designating the calendar year of payment, and if a payment of nonqualified deferred compensation that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

This letter agreement is intended to be for your personal benefit and is not assignable to any third party. In the event of your death, this agreement will terminate and your heirs will not be entitled to any benefit hereunder.

This letter agreement replaces and supersedes any prior agreement or letter with respect to severance between you and DS Waters, including the Prior Severance Letter, which shall no longer have any force or effect.

Sincerely,

/s/ Thomas J. Harrington
Thomas J. Harrington Chief Executive Officer DS Waters of America, Inc.

ACKNOWLEDGED AND AGREED this day of March, 2013.

/s/ Ronald Z. Frieman
Ronald Z. Frieman

SCHEDULE A

DEFINITIONS

The following terms shall be defined as follows:

1.	“Terminated Without Cause” means the “Resignation for Good Reason” or any other termination by the Company that is not “Termination for Cause”.

2.	“Termination for Cause” means a termination of your employment by the Company due to your:

(a)	refusal or neglect to perform substantially your employment-related duties after written notice from the Company and a 10 day opportunity to cure, if such action or inaction is subject to being cured, as determined by the Board in its reasonable discretion;

(b)	personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty which has a material adverse impact on the Company or any of its subsidiaries or its reputation, as determined by the Board in its reasonable discretion;

(c)	conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or your willful violation of any law, rule, or regulation (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company or your ability to perform your work-related duties); or

(d)	material breach of any covenant or agreement with the Company or any written policy of the company not to disclose any information pertaining to the Company or not to compete or interfere with the Company.

3.	“Resignation for Good Reason” means the voluntary termination of your employment with the Company for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without your express written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by you to the Company that you intend to terminate your employment for one of the reasons set forth below:

(a)	a significant reduction by the Company of your current salary, other than any such reduction which is part of a general salary reduction or other concessionary agreement affecting employees generally; or

(b)	the taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided to you in respect of accident, disability or life insurance or any other employee benefit plans which are participating in as of the date of this letter agreement, other than any such reduction which is:

i.	Required by law;

ii.	Implemented in connection with a general concessionary arrangement affecting all senior management;

iii.	Generally applicable to all beneficiaries of such plans; or

iv.	In accordance with the terms of any such plans;

(c)	a substantial or material reduction in your current duties, authority or responsibility.

You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, provided, that no termination for Good Reason based on such circumstances shall occur more than 180 days after the initial existence of such Good Reason event. The failure by you to (i) provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, or (ii) terminate for Good Reason within 180 days from the initial existence of such event, shall in either case be deemed an irrevocable waiver by you of any claim that such circumstances may constitute “Good Reason,” but shall not prevent you from terminating for Good Reason based on different or new circumstances constituting Good Reason.

4.	“Company” means DS Waters of America, Inc. and includes its holding companies, affiliates and subsidiaries, as the case may be.

EXHIBIT A

AGREEMENT AND RELEASE

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of [                     ], is made by and between [                     ] (the “Executive”) and DS Waters of America, Inc. (the “Company”).

WHEREAS, the Company and Executive are parties to that certain severance letter, dated as of March [    ], 2013 (the “Severance Letter”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive certain payments and other benefits, as set forth in the Severance Letter subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such payments and benefits pursuant to the Severance Letter; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company and to the Company by Executive.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. (a) Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs other than claims for such fees and costs that are not released pursuant to Section 1(b) below) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers, including, without limitation, any obligations of Employer Releasees in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Severance Letter; or (d) any events, acts, or omissions occurring on or prior to the date of this General Release

(collectively, “Executive Claims”). The foregoing release, discharge and waiver includes, but is not limited to, all waivable Executive Claims and any obligations, liabilities or causes of action arising from such Executive Claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Severance Letter other than claims for unpaid severance benefits, bonus or base salary earned thereunder), libel, slander, defamation or intentional infliction of emotional distress; and further includes, but is not limited to, any claims and claims under any federal, state or local statute, ordinance, or regulation, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. § 1985, the National Labor Relations Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Georgia Fair Employment Practices Act of 1978, the Georgia Equal Pay Act, the Georgia Equal Employment for People With Disabilities Code, or any other applicable state or local labor or human rights laws, as such laws have been amended, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress, damages, attorneys or experts fees, interest and penalties relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment, and any claims under the Worker Adjustment and Retraining Notification Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.

(b) Notwithstanding anything contained in Section 1(a) above to the contrary, nothing contained in herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Company or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release, including without limitation any rights to compensation or benefits under the DSW Group, Inc. Equity Realization Bonus Plan or under the Company Transaction Management Incentive Plan or under any other Company equity compensation plans; (iii) the right to receive severance and other benefits under the Severance Letter; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; or (v) this General Release or any of its terms or conditions. Executive shall indemnify and hold the Company harmless from any claim by any Executive Releaser that has been released hereunder.

2. Excluded from this General Release and waiver are any claims that cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to, and will not accept, any monetary payment should any government agency (such as the Equal Employment Opportunity Commission or Department of Labor) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency, any court, or arbitrator.

3. Executive acknowledges that Executive is not entitled to, and will not receive, any severance payments or severance benefits of any kind from the Employer Releasees, as the case may be, other than as set forth in this General Release, and that no representations or promises to the contrary have been made to Executive. Executive further acknowledges and agrees that the consideration received for this General Release is in addition to any payment, benefit or other thing of value that the Company may owe Executive for his services.

4. Each party agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any party of any improper or unlawful conduct.

5. Executive acknowledges and recites that he has:

(a) executed this General Release knowingly and voluntarily;

(b) had a reasonable opportunity to consider this General Release;

(c) read and understands this General Release in its entirety;

(d) been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it; and

(e) relied solely on his own judgment, belief and knowledge, and such advice as he may have received from his legal counsel.

6. Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company or any of its affiliates, and Executive has had an opportunity to negotiate the terms of this General Release and (b) he has been offered fifty two (52) calendar days after receipt of this General Release to consider its terms before executing it. Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 3 of the Severance Letter.

7. Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Severance Letter.

8. This General Release may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

DS WATERS OF AMERICA, INC.:

By:
Name:
Title:

EXECUTIVE:

Name: